EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS FOURTH QUARTER & YEAR END 2012 RESULTS

NDA Filing for PA32540/PA8140 Expected by Q2 2013

Chapel Hill, N.C., March 6, 2013 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the fourth quarter and year ended December 31, 2012.

2012 and Recent Corporate Highlights

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POZEN is currently preparing a New Drug Application (NDA) for its investigational products containing enteric-coated (EC) aspirin and immediate release omeprazole, including two dosage forms, PA32540 containing 325 mg of aspirin and PA8140, a low dose formulation containing 81 mg aspirin. POZEN continues to anticipate filing the NDA for both products no later than Q2 2013.

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POZEN announced positive top-line results from two randomized, double-blind, multi-center, pivotal Phase 3 clinical trials of PA32540. Detailed results were presented in the fall at the American College of Gastroenterology (ACG) 2012 Annual Scientific Meeting and the American Heart Association (AHA) Scientific Sessions 2012.

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In August 2012, POZEN gained clarity from the Medicines Evaluation Board (MEB) in the Netherlands regarding the development program required for the approval in the European Union of PA including a lower dosage form containing 100 mg of aspirin and 40 mg of omeprazole (PA10040). The MEB agreed that no Phase 3 clinical trials for PA10040 to demonstrate the reduction of gastric ulcers vs. EC aspirin 100 mg would be necessary. MEB required 2 additional Phase 1 studies: a pharmacodynamic study demonstrating appropriate gastric pH control with PA10040 as well as a study to demonstrate bioequivalence of PA10040 to a currently marketed EC aspirin 100 mg product using aspirin as the analyte. The MEB also agreed to be the Reference Member State in a decentralized filing procedure for PA32540/PA10040.

•	Partnership discussions for PA continue to progress. While there can be no assurances, the Company expects to close a partnership deal in 2013.

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Q4 2012 global net sales of VIMOVO® (naproxen / esomeprazole magnesium) delayed-release tablets by AstraZeneca, as defined under our agreement, were $18.4 million, up 33% from Q4 2011 and 38% vs. Q3 2012. VIMOVO sales for 2012 were $64.3 million, up 90% over the prior year, led by strong growth outside the U.S. POZEN earned a royalty of $4.8 million in 2012, a 70% increase over 2011.  As of the end of Q4 2012, AstraZeneca had filed for regulatory approval of VIMOVO in 80 countries; the product has been approved in 63 countries; and commercially launched in 52 countries.

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The United States Court of Appeals for the Federal Circuit affirmed the August 5, 2011 decision of the United States District Court for the Eastern District of Texas that had issued a favorable verdict in the litigation between POZEN and several generic pharmaceutical companies which had filed Abbreviated New Drug Applications (ANDAs) seeking approval from the U.S. Food and Drug Administration (FDA) to market generic copies of Treximet® (sumatriptan / naproxen sodium). Treximet is marketed by POZEN's exclusive U.S. licensee, GlaxoSmithKline.

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The United States Patent and Trademark Office has issued U.S. Patent 8,206,741 entitled “Pharmaceutical Compositions for the Coordinated Delivery of NSAIDs” to POZEN. This patent includes claims to pharmaceutical compositions that contain aspirin and a proton pump inhibitor (PPI) and covers POZEN’s PA drug candidates. The ‘741 patent is the second U.S. patent issued to POZEN for the coordinated delivery of NSAIDs, but the first in which the claims are focused on aspirin-based products.

Fourth Quarter Results

For the fourth quarter of 2012, POZEN reported revenue of $1.4 million, entirely from the VIMOVO royalty. For the fourth quarter of 2011, the Company reported total revenue of $73.0 million, resulting from the net proceeds of $71.9 million from the monetization of the majority of the Treximet royalty and $1.1 million of VIMOVO royalty.

Operating expenses for the fourth quarter of 2012 totaled $7.5 million, as compared to $11.5 million for the comparable period in 2011. The decrease in operating expenses in the fourth quarter of 2012 was primarily a result of lower development and pre-commercialization costs for PA.

The Company reported a net loss of ($6.1) million, or ($0.20) loss per share for the fourth quarter of 2012, compared to net income of $61.5 million, or $2.04 per share on a diluted basis, for the fourth quarter of 2011.

Twelve Month Results

For the twelve months ended December 31, 2012, POZEN reported revenue of $5.3 million compared to $87.0 million in 2011. The 2012 revenue is primarily royalty revenue from sales of VIMOVO. The 2011 revenue was comprised of $71.9 million in net revenue from the monetization of the Treximet royalty stream, $12.2 million of Treximet royalty and $2.9 million of VIMOVO royalty.

Operating expenses for the twelve months ended December 31, 2012 were $30.9 million compared to $44.8 million in the same period in 2011. The decrease in operating expenses was primarily a result of lower PA32540 development and pre-commercialization costs, partially offset by higher development costs for PA8140.

For the full year of 2012, the Company reported a net loss of ($25.3) million, or ($0.84) per share compared to net income of $42.3 million, or $1.40 per share on a diluted basis, for the same period in 2011.

Balance Sheet

At December 31, 2012, cash, cash equivalents and short-term investments totaled $87.3 million.

2013 Strategic Focus

The Company’s areas of strategic focus for 2013 are:  securing a commercial partnership(s) for its PA products, completing the PA regulatory submission(s) in the US and potentially one or more other regions of the world, and controlling expenses. The Company expects continued strong sales growth for VIMOVO outside the U.S. and is estimating a net cash burn of less than $22 million in 2013, excluding proceeds from any PA deals.

Fourth Quarter Results Webcast

POZEN will host a webcast to present fourth quarter and year end 2012 results and management’s outlook on Wednesday, March 6, 2013 at 11:00 a.m. (ET). The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to larger pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years. Funded by these milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunity for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies - the PA product platform. The products in the PA portfolio are intended to significantly reduce GI ulcers and other GI complications compared to taking enteric-coated or plain aspirin alone.

The first candidates are PA32540, containing 325 mg of aspirin, and PA8140, containing 81 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around pH-sensitive aspirin. This novel, patented product is administered orally once a day and an indication will be sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers.

About the PA32540 Phase 3 Studies

The two Phase 3, double-blind, randomized, multicenter studies enrolled 1,049 subjects who were prescribed daily aspirin (325 mg) for greater than or equal to three months for secondary prevention of cardiovascular events. The primary endpoint was the cumulative observed incidence of gastric ulcers over six months. Secondary endpoints included cumulative incidence of gastric and duodenal ulcers, discontinuation due to pre-specified UGI adverse events and heartburn resolution. Subjects were randomly assigned to once-daily treatment with PA32540 or 325 mg of enteric-coated aspirin. Endoscopic assessments were performed at screening and at one, three and six months. Major adverse cardiac events (MACE) were reviewed and adjudicated by an independent, blinded endpoint committee composed of Cardiologists.

Each study achieved its individual primary endpoint, as patients on PA32540 experienced fewer gastric ulcers compared to those taking enteric-coated aspirin (325 mg) alone (Study 301: 3.8% vs. 8.7%, p=0.02; Study 302: 2.7% vs. 8.5%, p=0.005, respectively). In addition, the results from the combined data from the two studies demonstrated that patients on PA32540, compared to those on enteric-coated aspirin (325 mg), were able to stay on therapy longer due to fewer discontinuations due to any adverse events (6.7% vs. 11.2%). Discontinuations due to pre-specified UGI events were lower in subjects taking PA32540 compared to subjects taking enteric coated aspirin (1.5% vs. 8.2% respectively, p<0.001).

In the combined data from the two trials, 85.1% of subjects on enteric-coated aspirin (325 mg) reported adverse events compared to 71.8% of subjects on PA32540. The most commonly reported adverse events with PA32540 and enteric-coated aspirin (325 mg) were of the GI tract and include dyspepsia (11.3% vs. 30.2%), erosive gastritis (11.5% vs. 26.3%), and gastritis (17.5% vs. 16.0%) respectively. The incidence and nature of adjudicated MACE such as heart attacks was similar between the 2 treatment arms: 9 subjects (1.7%) on PA32540 experienced adjudicated MACE compared to 13 subjects (2.5%) on aspirin (325 mg).

About VIMOVO

VIMOVO® (naproxen / esomeprazole magnesium) is a fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID), and immediate-release esomeprazole, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis, and ankylosing spondylitis, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond 6 months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.vimovo.com.

About Treximet

Treximet® (sumatriptan / naproxen sodium) was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action. As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

For Full Prescribing Information see www.treximet.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to license our PA product candidates on terms and timing acceptable to us, our inability to file a new drug application with the FDA for our PA product candidates in the timeframe we anticipate, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca for the sales and marketing of VIMOVO®; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2012. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue:
Sale of royalty rights, net of costs	$—	$71,870,283	$—	$71,870,283
Royalty revenue	1,352,000	1,130,000	4,849,000	15,080,234
Licensing revenue	—	—	500,000	—
Total revenue	1,352,000	73,000,283	5,349,000	86,950,517
Operating expenses:
Selling, general and administrative	4,861,339	6,978,795	19,024,164	21,752,299
Research and development	2,631,591	4,552,440	11,866,554	23,020,129
Total operating expenses	7,492,930	11,531,235	30,890,718	44,772,428
Other income:
Interest and other income, net	52,097	24,541	258,697	161,443
(Loss) income before income tax benefit	(6,088,833)	61,493,589	(25,283,021)	42,339,532
Income tax expense	—	—	—	—
(Loss) net income attributable to common stockholders	$(6,088,833)	$61,493,589	$(25,283,021)	$42,339,532

Basic net (loss) income per common share	$(0.20)	$2.05	$(0.84)	$1.41

Shares used in computing basic net (loss) income per common share	30,310,446	29,974,525	30,091,985	29,924,944

Diluted net (loss) income per common share	$(0.20)	2.04	$(0.84)	$1.40

Shares used in computing diluted net (loss) income per common share	30,310,446	30,137,047	30,091,985	30,296,200

POZEN Inc.
Balance Sheets
(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$68,416,308	$104,990,723
Short-term investments	18,898,136	14,629,416
Accounts receivable	1,352,000	1,130,000
Prepaid expenses and other current assets	858,423	700,326
Total current assets	89,524,867	121,450,465
Equipment, net of accumulated depreciation	71,945	102,910
Total assets	$89,596,812	$121,553,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,231,761	$2,269,271
Payable for unsettled investment purchases	—	5,752,735
Accrued compensation	2,574,334	2,168,341
Accrued expenses	1,456,055	3,577,606
Accrued contract costs	—	2,029,878
Deferred revenue	257,300	257,300
Total current liabilities	5,519,450	16,055,131

Total stockholders’ equity	84,077,362	105,498,244
Total liabilities and stockholders’ equity	$89,596,812	$121,553,375

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